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EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY
(NASDAQ: TECUA and TECUB)

November 13, 2006
Tecumseh, Michigan

TECUMSEH PRODUCTS COMPANY TO FURTHER DELAY REPORTING THIRD QUARTER 2006 RESULTS

Tecumseh, Michigan, November 13, 2006 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today that it will further delay reporting its 2006 third quarter results because it needs additional time to close its books and evaluate the accounting for income taxes in its interim periods. The conference call previously planned for Tuesday, November 14, 2006 will be rescheduled at a date and time to be announced.

In addition, on November 13, 2006, the Company entered into a new Second Lien Credit Agreement with Tricap Partners, LLC. The new Second Lien Credit Agreement provides $100 million in new financing at terms favorable to the previously amended Second Lien Credit Agreement. Proceeds from the new agreement will be used to repay the previous second lien lenders and reduce borrowings under the First Lien Credit Agreement. The Company will file a Form 8-K containing more detailed information about its lending arrangements.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

ABOUT TECUMSEH PRODUCTS COMPANY

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

Contact: Teresa Hess
         Director of Investor Relations
         Tecumseh Products Company
         (517) 423-8455